UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2011

ANACOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34973	25-1854385
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1020 East Meadow Circle

Palo Alto, CA 94303-4230

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 543-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 2, 2011, Anacor Pharmaceuticals, Inc. (“Anacor”) and GlaxoSmithKline LLC (“GSK”) entered into a Master Amendment (the “Master Amendment”) to Research and Development Collaboration, Option and License Agreement, dated as of October 5, 2007, as previously amended (the “Agreement”).  The Master Amendment terminated all prior amendments, provides GSK with an option to extend its rights around the bacterial enzyme target leucyl-tRNA synthetase (“LeuRS”) and adds new programs for tuberculosis and malaria using Anacor’s boron chemistry platform.  As a result of the Master Amendment, Anacor will receive a $5 million upfront payment as well as additional potential milestones and research funding of up to $11.3 million by year end 2012.  The Master Amendment provides that Anacor is also eligible to receive additional milestones and royalties on future sales of resulting products under the new programs.

The clinical stage program for GSK ‘052, the lead systemic antibiotic for treatment of infections caused by Gram-negative bacteria, remains unaffected, and all rights to the other three of the four original targets under the Agreement will revert to Anacor.

With respect to LeuRS and the new targets added under the Master Amendment, a summary of the material terms is as follows:

(a)  LeuRS.  GSK has an option to expand its rights around the bacterial enzyme target LeuRS in return for a milestone payment ranging from $5.5 million to $6.5 million, depending upon the timing of such payment.  Any future work under the collaboration directed towards LeuRS will be funded by GSK through a collaborative research program under which Anacor and GSK would pursue additional drug candidates to candidate selection, following which GSK would have the right to undertake further development and commercialization. Anacor would be eligible for additional milestones and royalties on sales of resulting products.  Following expiration of the research term, GSK would have the right to extend the program upon mutual agreement with Anacor, or if Anacor elects not to extend, to continue the program by itself.  The expanded program also contains certain exclusivity restrictions on Anacor with respect to future research and development efforts of Anacor against the LeuRS target so long as GSK continues with development programs directed against this target.

GSK retains the right to terminate any or all of the compounds under development under this research program, and following termination of the program the compounds will revert to Anacor as Anacor compounds, subject to potential limitations on further development and commercialization dependent upon other GSK activities directed against the LeuRS target.

(b) Tuberculosis (“TB”).  Under this new program for TB, GSK and Anacor will perform certain specified activities pursuant to an agreed upon research plan, and GSK will fund Anacor’s TB research activities pursuant to such plan through to candidate selection.  GSK will have the option, upon achievement of candidate selection criteria, to license TB compounds and would be responsible for all further development and commercialization.  Anacor is eligible for milestones upon regulatory approvals and commercialization, and royalties on sales of resulting products above a certain specified level.

Following expiration of the research term, GSK retains the right, upon mutual agreement with Anacor, to extend the research program or if Anacor elects not to extend, to continue the research and development of selected program compounds by itself.  GSK has the right to terminate any or all of the compounds under development under this program, and upon termination of the program those compounds which satisfy the relevant activity profile will revert to Anacor as Anacor compounds.

(c)  Malaria.  GSK received an option for exclusive development and commercialization rights to Anacor’s malaria program, focused on development of the lead compound, AN3661, currently being developed through a collaboration with Medicines for Malaria Venture (“MMV”).  Anacor and MMV will continue to conduct preclinical, Phase 1 and Phase 2 proof of concept studies for AN3661, and GSK will have the option to license the program on an exclusive worldwide basis upon AN3661 achieving Phase 2 proof of concept.  Upon GSK’s exercise of this option, Anacor would receive $5 million, less $1.7 million which will be paid to MMV as reimbursement for previously received funding and which will be reinvested in future anti-malarial research.  Anacor would also be eligible for additional milestones upon regulatory approvals and commercialization, and royalties on sales of resulting products.

GSK retains the right to terminate the program in its entirety, and upon such termination the compounds would revert to Anacor as Anacor compounds.

The foregoing is only a brief description of certain of the terms of the Master Amendment, does not purport to be complete and is qualified in its entirety by reference to the Master Amendment that will be filed as an exhibit to Anacor’s quarterly report on Form 10-Q for the quarter ending September 30, 2011.

A press release announcing the foregoing is attached as Exhibit 99.1 attached hereto.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                  Exhibits.

Exhibit Number	Description
99.1	Press Release titled “Anacor and GlaxoSmithKline Amend and Expand R&D Collaboration,” dated September 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2011	ANACOR PHARMACEUTICALS, INC.

	By:	/s/ Geoffrey M. Parker
Geoffrey M. Parker
Senior Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release titled “Anacor and GlaxoSmithKline Amend and Expand R&D Collaboration,” dated September 6, 2011